Exhibit 99.2

REFINITIV STREETEVENTS EDITED TRANSCRIPT WATT.OQ - Q4 2020 Energous Corp Earnings Call EVENT DATE/TIME: FEBRUARY 25, 2021 / 9:30PM GMT REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

CORPORATE PARTICIPANTS

Brian J. Sereda Energous Corporation - Senior VP & CFO

Stephen R. Rizzone Energous Corporation - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Suji Desilva ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Mike Bishop

PRESENTATION

Operator

Good day, and welcome to the Energous Corporation’s Fourth Quarter 2020 Financial Results Conference Call. (Operator Instructions) I would now like to turn the conference over to Mike Bishop with the company’s Investor Relations. Please go ahead, sir.

Mike Bishop

Thank you, Rocco, and welcome, everyone. Before we begin, I would like to remind participants that during today’s call the company will make forward-looking statements. These forward-looking statements, whether in prepared remarks or during the Q&A session are subject to inherent risks and uncertainties that are detailed in the company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Energous disclaims any obligation or undertaking to publicly release updates or revisions to the forward-looking statements contained herein or elsewhere to reflect changes in expectations with regard to those events, conditions and circumstances. Also, please note that during this call Energous will be discussing non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today’s press release, which is posted on the company’s website.

Now I would like to turn the call over to Steve Rizzone, CEO of Energous. Go ahead, Steve.

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Thanks, Mike. Good afternoon, everyone, and welcome to the Energous fourth quarter conference call. Joining me today is Brian Sereda, our Senior Vice President and Chief Financial Officer.

Our agenda today includes an overview of our fourth quarter and full year performance, a review of our growth strategies, upcoming milestones we are driving towards and our future outlook. We believe 2020 was a momentum building year for the company, given the customer validation progress we achieved in contact technology and the introduction of our PowerHub distance technology. Despite the challenges of the pandemic, which has had a delaying impact on many of our customer engagements and resulting revenues, the opportunity base for the WattUp technology continues to expand, especially in distance technology.

In terms of momentum, in the fourth quarter we announced that Gokhale’s Method PostureTracker received FCC certification. This announcement is important for 2 reasons. First, it serves as additional validation that the WattUp technology is gaining acceptance as the number of companies either shipping to end users or in the final stages of preparing to do so, continues to increase and expand in markets serve. Second, the announcement marks Energous’ formal entry into the large and rapidly expanding market for wirelessly charged sensors and trackers, initially charged by contact transmitters and expected to evolve to include distance transmitters.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

Following on the heels of the Gokhale announcement, we announced that the American Equus had finished trials of its equine health tracking center, and barring any delays they are preparing to go-to-market possibly as early as this quarter. Both Gokhale and American Equus products design highlight 2 key advantages of the WattUp technology, namely the ability to hermetically seal a receiving device, thereby rendering it watertight, and the ability to charge multiple receiving devices simultaneously with a single transmitter. If you’ve been following the consumer electronics industry, you will know that charging of multiple devices simultaneously on a single mat or with a single transmitter has been a major challenge for history — for the industry, including many well-known CE companies. In particular, they have struggled attempting to implement multi-device charging functionality, utilizing first generation coil-based technology. Our RF technology solves these problems and can simultaneously charge multiple devices as well as different types, configuration and charging angles, all providing the user with freedom of placement.

Keep in mind that many of the contact charging applications we are talking about today will also benefit from the ability to be charged wirelessly at a distance as the number — a number of our partners and customers are actively engaged in bringing over-the-air charger and transmitters to the market.

Moving on to the hearables segment. We now have 2 hearing aid customers with products either available to end users or expected to be available soon, possibly as early as the current quarter. The first to market was the Delight PSAP released in common with our Korean partner, SK Telesys, which we believe will be followed by NewSound and the release of their Primo M hearing aid with a true drop-and-charge experience. That is, a user simply needs to place their hearing aids onto the charger and the charger will identify the placement of these devices as well as begin to charge the batteries. Battery levels are then monitored by the charger, providing the appropriate charging levels based on information received from the hearing aid’s internal power management technology.

Energous also announced that EarTechnic has selected the WattUp technology for a new model of hearing aid called the Tie-X. Of special significance to Energous is that the initial Tie-X products will be launched in Europe. The EarTechnic hearing aid will likely be the first WattUp-enabled device on the market in Europe, a milestone we’re excited to achieve. We continue to see momentum in hearing aids, given the WattUp technology’s ability to support full product hearing aid models, including in-the-ear devices with unique shapes which pose coupling problems for first generation coil-based charging options. Further, a special interest in hearing aid manufacturers is the ability of the WattUp transmitter technology to support one to many, giving hearing aid designers and engineers the ability to use a common charging transmitter platform across a broad number of product SKUs.

We are particularly pleased in the strong interest in our charging technology, continues to expand across a variety of vertical markets, beyond sensors and hearing aids. I would now like to provide some updates on customers announced in 2020. Energous is working with companies like Xentris who are exploring a broad spectrum of potential military application solutions, including the soldier of the future. We believe that there will be broad federal and military sector interest and opportunity in second-generation WPT solutions, utilizing WattUp’s unique capability to support both contact and distance charging. And in response, we are dedicating resources to focus on developing our market business. We are already seeing — starting to see the benefits of this investment, which we believe could result in the military and federal applications becoming a meaningful percent of our future revenues.

We are still in the development stages with Grepow, the top-tier battery manufacturer based in China, to integrate battery and charging technology into a single easy-to-implement cost-effective solution for a broad spectrum of applications. Grepow has significant market share and important target markets, including hearing aids, medical devices and sensors. We expect to report additional progress with this partner in future quarterly calls.

On a side note, earlier today we announced our second battery partnership with Thinfilm to enable ultrathin wirelessly charged solutions for applications such as hearables, wearables and connected sensors. Designers of these types of devices face constraints around form factor, many need to be waterproof, highly durable, portless or very thin, adding challenges to their design. Thinfilm is a leader in solid-state lithium micro battery technology, and with our complementary RF based wireless charging technology together we are actively working to promote solutions for today’s small form factor applications that we believe will enable some truly disruptive wearable designs in the market.

Moving on, our collaboration with POSCO in conjunction with the partnership efforts of PiBEX, the — and SK Telesys is still progressing. As you will recall, last quarter, we successfully completed the field trial of a WattUp-enabled ultra-wideband industrial tracking device. We believe this opportunity will accelerate as soon as Korean regulatory certification has been formalized.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

Cost is always a major consideration for the introduction of new consumer technology. Energous is fortunate to have the support of a prime ODM who has developed a common transmitter platform for WattUp-enabled contact receivers. We have been able to direct a number of customers and prospects in this direction where they can take advantage of the economies of scale, reduce risk and lower start-up costs. As the WattUp technology continues to expand adoption and mature, we see both the number and role of ODMs expanding as we shift more of our customer integration requirements to them, thereby lessening the demands on Energous’ internal support and development resources.

Now for an update on our regulatory efforts. There remains 3 important markets where certification of WattUp technology is pending. China, Korea and India. Our goal is to have the path to certification in these 3 markets complete before the end of this year. However, we will continue to caution our investors that we are dealing with government agencies, so there can be no certainty in terms of timelines. We believe India will likely be first followed by Korea and China. The situation with China may accelerate as we continue to increase the number of customers in this important market as well as the possible impact of expected improvements in the trade relationship between the U.S. and China by the new administration.

On the technology side, Energous made a very, very important and far-reaching announcement in September regarding a major advancement in our new power broadcasting technology designated the PowerHub. We announced FCC regulatory certification of the PowerHub, expanding the distance charging zone out to 1 meter. This announcement has had major implications, both tactical and strategic for Energous. As most of our investors are aware, Energous was the first company to complete an FCC Part 18 certification for power added distance back in December of 2017, which essentially allows for greater power than 1 watt to be transmitted over-the-air as long as predefined health and safety standards are met. To achieve this industry-leading milestone, our engineering team developed a multi antenna transmitter that concentrates power in a small 3-dimensional space. This certification represented the validation of our technology and was an industry breakthrough for distance-based WPT.

However, in response to customers’ concern about size, cost and complexity of implementing beamforming technology, our engineering and regulatory teams combined their efforts and developed a completely new single antenna, nonbeamforming technology that is inexpensive, easier to implement all in a small form factor, which meets the FCC mandated health and safety standards, as evidenced by the September announcement. While beamforming continues to be an active technology that may be used in future applications, our focus has shifted to the PowerHub, which is experiencing strong interest in creating a workspace or desktop charging environment for things like wireless keyboards, mice, Bluetooth, earbuds, essentially anything battery-powered that sits on a desk. The interest has been far beyond our expectations. I will address this issue in a moment, but suffice it to say we are rapidly realigning our resources to support the interest in PowerHub and believe it will help accelerate the commercialization of both the desktop as well as far-field distance applications. Many of our investors have asked about the Dialog relationship, especially in light of the recent announcement from Renesas to acquire Dialog. To be clear, Dialog continues to be our go-to-market partner. We believe the accelerated traction we are seeing in the distance market is expected to be appealing to both Dialog and Renesas as this is where Energous is uniquely differentiated and where the ultimate value creation and major revenues for the company reside. Though the existence — though the acquisition may take months to complete and is very early in the process, at this time we are not aware of any decisions that may have an impact on our relationship.

During the fourth quarter we completed an at-the-market equity offering, or ATM. Brian will provide additional details, but our balance sheet is the strongest it has ever been and will set a solid foundation for us to grow our financial fundamentals. Brian, I’ll now turn the call over to you.

Brian J. Sereda - Energous Corporation - Senior VP & CFO

Thanks, Steve. Before I get started, we issued a press release at close of market announcing our financial results for fiscal 2020, along with 2 other customer-related announcements. Before I get into the discussion of our financial results for fiscal ‘20, we are seeing what we believe are encouraging signs from engagements that will lead to commercialization opportunities. Some of these engagements have been underway for several quarters as these customers want to pivot to wireless charging 2.0 in existing products and others now independently running their own internal engineering projects to possibly integrate our technology into yet unreleased products, where the need for wireless charging, particularly at distance, is key to the functionality of the product.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

In addition, and as some of you may have seen, 3 major consumer electronic companies in the last several weeks announced RF-based charging concepts. We continue to believe we are the technology leaders in this space. We understand the science behind it. We have made key investments in proprietary technology and semiconductors. We understand the regulatory issues and have built a formidable portfolio of intellectual property to support our expectations of continued commercial progress.

Recapping 2020, we recognized $327,000 in revenue compared to $200,000 in 2019. Revenue from the — for the fourth quarter was $90,000 compared to approximately $62,000 in the third quarter at approximately $46,000 in the same quarter last year. Total expense for the year on a GAAP basis was $32.2 million, $6.8 million and 17% below $39 million of total expense in fiscal 2019. The lower expense was primarily in engineering due to lower headcount costs, including stock compensation and lower R&D and chip development costs. Total expense for the fourth quarter was essentially flat to the third quarter and $1.9 million lower than total GAAP expense in the fourth quarter of last year.

Net loss on a GAAP basis for fiscal 2020 was $31.8 million, approximately $6.6 million lower than $38.4 million in net — of net loss from 2019. This translated to a net loss per share of $0.76 on 41.7 million weighted average shares outstanding compared to $1.27 loss per share in the prior year. Net loss for Q4 was $7.5 million or $0.15 per share loss, slightly better than the $7.6 million loss in the third quarter and $1.9 million lower than compared to the loss of $9.4 million or $0.29 per share loss in fourth quarter of last year.

I would like to now review our 2020 results on a non-GAAP basis as we believe that adjusted or non-GAAP EBITDA provides a helpful tool to investors when used in combination with GAAP information. Excluding noncash charges for depreciation and stock compensation expense of approximately $8.2 million in fiscal 2020, total net non-GAAP operating expense was approximately $24 million, $3.6 million and approximately 13% lower compared to $27.6 million of net non-GAAP operating expense in 2019. This is largely due to lower R&D and chip development in fiscal 2020 versus 2019, offset slightly by higher spending in SG&A as we increased sales engineering talent in response to our increasing customer engagements despite COVID. Spending in R&D, operations and regulatory represents just over 54% of our non-GAAP cost structure, down from 62% in 2019. For the fourth quarter, non-GAAP expense declined year-over-year by approximately $0.9 million to $5.9 million from $6.8 million of total non-GAAP expense in the same quarter last year. Compared to the prior third quarter, non-GAAP expense increased by approximately $0.3 million from $5.6 million.

We ended the year with 56 employees compared to 51 at the end of 2019. And after 2 years of reduced spending, we could see a modest increase of approximately 10% in operating expenses in fiscal 2021 as we engage new customers on PowerHub and other distance-based WattUp charging solutions. Our net loss for 2020 on a non-GAAP basis was approximately $23.6 million or $0.57 per share loss. This is $3.7 million and 14% lower than the $27.4 million or $0.90 per share non-GAAP net loss incurred in 2019.

For the fourth quarter, our non-GAAP net loss was $5.8 million or $0.12 per share, approximately $0.3 million higher than the $5.5 million or $0.13 per share last quarter. Non-GAAP net loss in the third quarter and — non-GAAP net loss in the third quarter, approximately $0.9 million or 14% lower than the $6.8 million or $0.21 non-GAAP net loss per share in the fourth quarter of 2019. During the fourth quarter of 2020 we completed our at-the-market offering, raising our cash balance to $50.7 million at the end of fiscal 2020. We remain debt-free with the strongest balance sheet in the history of the company. I’ll now turn the call back to Steve.

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Thank you, Brian. A few comments before I turn the call over to the operator for questions. As I noted earlier, the accelerated development and interest in the WattUp PowerHub charging over-the-air transmitter, coupled with regulatory approval, has had a profound impact on the company. To be clear, contact-based technology continues to be an important element of our long-term vision as we believe a true ecosystem will require both contact and distance wireless charging. Further, contact wireless charging represents the near-term path to revenues and customer adoption, both of which are very important to the company. Finally, there are significant applications that will always be contact-based where the element of distance will never be considered a migration path.

Having said this, the WattUp technology is unique in that it supports both contact and distance. However, distance has always been the real differentiator for Energous. This has been the case since the company was first brought to public in 2014. One of the major benefits of the PowerHub technology is that it can be extended from the desktop to encompass solutions for emerging far-field harvesting applications. Continuing with this theme, today’s partnership announcement with e-peas is of special significance. e-peas is a leading provider of ultra-low-power controllers for harvesting applications, including patient tracking and monitors, asset tracking, livestock trackers, retail displays, automated — automotive and

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

security sensors, health and safety sensors and home automation, to name a few. As these devices continue to grow in functionality, so do their power requirements to the point where they can no longer be supported by ambient harvesting or super caps, they need to be actively charged. The Energous distance technology is ideally suited for these applications. And the e-peas collaboration partnership represents the first step into what we believe will be major market opportunities to transmit wireless power extended distances of 5 meters and beyond. Requirements the WattUp technology is currently capable of doing within all health and regulatory standards. The point being is that Energous is now actively engaged with actual products in three markets: contact, desktop with charging fields out to 3 meters, and far-field harvesting out to 5 meters and beyond.

Given the differentiation the PowerHub provides and the increase in inbound interest we are seeing in distance charging, the majority of our core R&D efforts are now focused on distance technology, shifting the engineering efforts surrounding the more mature con technology over to our applications engineering team. To this end, you can expect to hear some important exciting announcements in the coming months regarding customer PowerHub wins for wireless power distance applications.

As Brian noted earlier, we expect to modestly increase our expenses this year over 2020 as we add headcount to accelerate development to meet the demand for distance technology and the introduction of 1, possibly 2 new chips to extend our technological lead in WPT.

To conclude, when we first launched Energous in March of 2014 with a vision, an early prototype and a few employees, we were excited by the fundamental paradigm shift we could drive in the daily changing morass of cables, extension cords and hunting for power outlets. As a new start up, we expected be challenged, but we believe our approach to wireless had the potential for adoption and reach comparable to what WiFi has achieved today. We expected this would be hard. And we were not disappointed. We have persevered steadily overcoming the many obstacles we have faced. And today, we are entering 2021, energized by our technical achievements, the many regulatory approvals received and by our growing customer engagement, and we are enthusiastic about how they are building on our vision and deploying our products. Together with our partners, employees and stakeholders, we are working hard, and we are committed to build a business that is sustainable, profitable and a visionary leader in global WPT.

Operator, we will now take questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Today’s first question comes from Suji Desilva with ROTH Capital.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

So the projects that have been delayed by the macro, the COVID. Can you talk about whether those projects continue to be pushed out or whether — we’re towards the back end of that sort of project push-out impact from the macro and COVID environment?

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Yes. I think that COVID has certainly had an impact, but I think it’s becoming less of an issue. The reality is also that we’re experiencing component problems. I mean the semiconductor issue is not confined to automotive alone. It’s a broad-based problem, and some of our customers have experienced significant component problems. And we’ve also had issues in ramping up from the [DBT, PVT] and moving into preproduction. With the typical production problems you would expect that are associated with yields and first-time builds. And the fact that we could not be on site and we had to resolve these issues at a distance has had an impact. We see that lessening, but we’ve also taken steps. We’ve tried to increase the number of team members that are out in field locations in China and Europe as an example. And again, we’re starting to see the benefits of that.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

So I think it’s had an effect. I think we’re on the downward side of that. And I think that, again, you can expect to see a continuing number of WattUp-enabled products coming to market throughout 2021.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

That’s great, Steve. And then the desktop opportunity for the PowerHub sounds exciting certainly. Can you give us a sense of the order of magnitude of how many engagements you have or opportunities you have here and the diversity of those? And then also, what’s your content for a desktop sort of transmitter versus an end kind of receiver device, if you would, just understand the relative size of those 2?

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

So again, we’re — there’s 2 elements here. One is interest and the other is focus. Our current customer interest queue is well over 200 opportunities. And we continue to massage and work these opportunities. But then the key, especially for us, is focus and really understanding which of these opportunities have the quickest path to full commercialization. We’re done doing experiments and investigations into innovation. We understand this business very, very well. We understand what’s doable today, especially in the regulatory environment. And so focus is a key consideration. And to that end, our focus customers number about ‘20. And they are a combination of distance and contact, which, as I mentioned earlier, contact continues to be an important part of our business and one where certainly in 2021 will be the major focus of our revenues and our customer adoption announcements. Having said that, distance, it’s really exciting. The work that our engineering and our regulatory team did to bring down the size and the complexity and especially the cost in terms of integrating this device into a very small form factor that easily, easily fits into a smart speaker, easily fits in the bezel of a monitor and can be easily integrated, as I said, because we’re talking about a single antenna, a single power amplifier and a single control chip with all of the necessary software and hardware configurations preconfigured. So we’ve worked very hard to make it simple. And I think that, that hard work and good work is really going to pay off. The other thing that we’re very, very excited about is that we’re also seeing a lot of movement in the far-field or harvesting arena. This market, it has quite a way to really mature, but there’s just a lot going on there. And as I mentioned earlier, what we’re seeing is kind of the migration of that market in that there was early-stage sensors and tracking devices that were looking to use ambient harvesting or super caps because their power requirements were very, very low. And that was largely due to the fact that their functionality was very, very limited. But what we’re seeing is that functionality is really starting to ramp up. And as you ramp up that functionality, so do your power requirements and they become ideally suited for the PowerHub. And again, keep in mind, this is the same technology to the desktop. And so we have 3 viable commercial offerings in contact, desktop and in far field, which is we’re defining as 5 meters and beyond active today. And in truth, there’s just no other WPT company that can speak or even come close to those kinds of productivity and market opportunity.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

And Steve, the relative content for a transmitter versus a receiving type device or end device, just to understand the ratio there.

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

So the content for a transmitter, for the PowerHub is I said 1 PA, 1 controller chip, hardware and software in a single antenna. And the receiver is our standard receiver that we’ve been able to shrink down to 3 mil by 3 mil in size. And so it is a very inexpensive bill of materials that goes into putting this technology together.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. Great. And then my last question on the — I guess, the further distance opportunity multimeter distances. Is that limited to energy harvesting? Or should we think you’re talking about other opportunities there? And if so, is that just because the amount of power you can transmit over that distance? Any color there would be helpful.

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FEBRUARY 25, 2021 / 9:30PM, WATT.OQ - Q4 2020 Energous Corp Earnings Call

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Certainly. I think what we’re talking about now, again it’s always been the delta between what the technology is capable of and what the regulatory environment will support. We demonstrated conclusively several years ago that we could charge a smartphone at 15 feet. We had UL document it independently. And the technology today is fully capable of doing that and more. However, the regulatory environment is just not there yet. And that’s why it’s been very, very important to us. And quite frankly, that’s why it’s — that’s some of the delays in terms of us really kind of reaching this inflection point. We had to first really understand the technology and the differences in frequency. And you’re noticing a lot of white noise today in different frequencies. And I will tell you that the difference in frequencies is material. The higher in frequency, the longer the distance, it impacts efficiency, it impacts regulatory in a very, very significant way. But we had to understand the technology. And then we had to understand the regulatory environment and what was doable and what was not doable and then match that to customer opportunities. And as I said, I think going into this year, we feel really confident and really enthusiastic about the fact that all 3 of those vectors have come and have achieved a linkage. And to that end, as I said, I think that our business is starting to accelerate. So again, I know it’s a elongated answer. I think initially we’re talking about milliwatts of power at distances. And I think as — just as you’ve seen in WiFi over a period of time where the regulatory environments are relaxed, where the health and safety restrictions become better understood, you’ll see the same things that will happen with the regulatory environment and easing of power restrictions. And I think also the consumer and industry has a lot to do with that. The more demand, the more requirements, the more this becomes a more — a bigger issue, the more of the regulatory agencies are going to pay attention to it. So it’s milliwatts now. Certainly, the technology has far more capability. And over time, we think that, that will increase from relatively very low power to certainly opportunities that support much higher power.

Operator

And ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to the management team for any final remarks.

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Well, thank you. Thank you for listening to our fourth quarter 2020 update. We plan to participate in the 33rd Annual Roth Capital Partners conference being held virtually on March 15 to the 17th. Please continue to monitor energous.com for additional updates on the company and exciting announcements on the future of Energous and WPT. Good afternoon.

Operator

Thank you, sir. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines, and have a wonderful day.

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